Exhibit 10.33

BEA SYSTEMS INC.

MEMORANDUM OF EMPLOYMENT

August 30, 2004

To	:	Mark Carges

From	:	Alfred Chuang

CC	:	Jeanne Wu

Subject	:	Confirmation of Promotion and new Compensation

Mark, I’m happy to confirm your promotion to Chief Technology Officer, reporting to me, effective August 1, 2004. Your new role and compensation have been approved by the Compensation Committee, as follows:

Cash

Your new annual base salary is $325,000 and your bonus target is 75% of your base, providing an OTE of $568,750. The bonus plan document (FY05 Performance Bonus Plan) is attached for your reference.

Equity

We are also providing 50,000 stock options with standard 4 year vesting period (1 year cliff from grant date and then monthly vesting thereafter). The exercise price of your option and grant date will be set by Board action (unanimous written consent) and will be the closing market price on the day prior to the Board approval date.

Congratulations! I look forward to the new possibilities and contributions before us.

Please let me know if you have any questions.

Thanks,

Alfred